EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Fourth Quarter and Year Ended December 31, 2008

HOUSTON, March 16, 2009 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced operating results for the fourth quarter and year ended December 31, 2008.

Selected highlights for the fourth quarter and the full year of 2008 are:

  *  Fully diluted earnings per share (EPS) were $0.15 for the quarter and $1.33 for the year
  *  Debt was reduced by $10.4 million in the quarter and $4.7 million for the year
  *  Operating cash flow was $12.1 million for the quarter and a record $26.4 million for the year
  *  The Company paid $6.0 million in dividends during the year

Sales in the fourth quarter of 2008 declined 15.6% when compared to the fourth quarter of 2007 and were flat for the full year. As a result of the economic environment, demand was weak in the fourth quarter of 2008, which generated continued headwinds to sales. Additionally, there was a dramatic reduction in the market price of copper, which is the leading commodity in our products. This reduction also had a negative impact on sales dollars and gross margin percentage. Gross margin in the fourth quarter of 2008 was 21.5% compared to 24.3% for the fourth quarter of 2007. This variance of 2.8 points resulted from the combination of copper devaluation and soft demand in the quarter which led to price discounting. For the year, gross margin was 23.7% as compared to 25.9% in 2007. The declining economy throughout 2008 and the drop in copper prices late in the year were the principal reasons for the decline in gross margin from 2007 to 2008.

Operating expenses for 2008 increased over 2007, as a result of increases in health benefit costs and our bad debt reserve. Additional salary costs were mostly offset by lower commissions. Partially offsetting these increases were reduced professional fees related to public company expenses for Sarbanes-Oxley compliance. We have, and will continue taking steps to better align our expenses with current economic conditions. The Company has targeted a cost reduction program over the course of 2009, and anticipates reducing expenses by approximately three percent, absent any sales improvement in our business or unanticipated expenses.

Operating income and net income for the fourth quarter of 2008 were down 52.7% and 56.9%, respectively, from the fourth quarter of 2007, as a result of the reduction in gross profit dollars in the quarter. Operating income and net income for 2008 were down 18.8% and 21.5%, respectively, compared to 2007, primarily due to the deteriorating economic environment and a material drop in copper prices during the fourth quarter.

Chuck Sorrentino, President & CEO commented, "In spite of the significant economic headwinds, Houston Wire & Cable had excellent financial returns for the year. According to our internal calculation, return on equity was 32.1%. Record operating cash flow of $26.4 million allowed us to further strengthen our balance sheet. We reduced debt by 25% in the fourth quarter and repurchased $14.7 million of treasury stock through September 30, 2008. Furthermore, the $6.0 million distributed in quarterly dividends last year demonstrated our commitment to our shareholders.

"We know that copper pricing, copper volatility and its effect on our industry has been discussed often over the last several quarters. Historically, the Company's exposure to copper price volatility was mitigated by our average cost inventory system, which has the effect of minimizing any immediate impact of copper inflation or deflation. Inventory costs are averaged up in inflationary periods, and down in deflationary periods. Over an extended time period our inventory system has the effect of normalizing these market price fluctuations.

"The recent and rapid decline in the value of copper during the fourth quarter of 2008 was unprecedented for the Company. Purchasing new, lower copper-based inventory and averaging the value into our existing inventory is working to reduce the average costs for these products. Absent a further abrupt change in copper prices, this process will likely take several months to self-correct. Accordingly, this near-term situation has put pressure on our revenues and gross margins and will continue to negatively impact both, until our inventory valuation for high copper content products moves closer to market.

"Difficult macro economic times test a company's growth plan and its ability to execute. Our five growth initiatives encompassing Emission Controls, Engineering & Construction, Selected Industrials, LifeGuard(tm) and Power Generation continue to be the primary drivers in good and difficult economic times. It is because of these initiatives that we added over 350 new accounts in 2008 and additionally were recognized in Forbes Magazine as a 'Top 200 Best Small Companies' for the second consecutive year, ranking third in Return on Equity.

"As we look to 2009, we are mindful that the year will be challenging. In light of the uncertainties surrounding the current economic climate, the Company will not issue guidance for 2009. However, we remain positive as Houston Wire & Cable Company has a strong balance sheet, excellent liquidity, and an industry leading sales force that will continue to solidify our sales and service platforms. We will continue focusing on our best in class customer service.

"And finally, a special thanks to all our team members, advisors, and directors for their support in 2008."

Conference Call

The Company will host a conference call to discuss fourth quarter and year-end results on Monday, March 16th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President & Chief Executive Officer, and Nicol Graham, Vice President & Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately one hour after the completion of the live call, a telephone replay will be available until March 23, 2009.

 Replay Dial In:         888.203.1112
 International Replay:   719.457.0820
 Confirmation Code:      1974723

About the Company

With more than 30 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Risk factors that may cause actual results to differ materially from statements made in this press release can be found in the MD&A Section of the Company's Annual Report on Form 10-K for the period ended December 31, 2008, filed with the SEC on March 16, 2009. This document and other SEC filings are available under the Investor Relations section of the company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        Houston Wire & Cable Company

                        Consolidated Balance Sheets

                                                December 31,
                                        -----------------------------
                                           2008              2007
                                        -----------       -----------
                                      (In thousands, except share data)

 Assets
 Current assets:
   Accounts receivable, net             $    50,798       $    58,202
   Inventories, net                          73,459            69,299
   Deferred income taxes                      1,384             1,054
   Prepaid expenses                             829               832
   Income taxes                                  --             2,004
                                        -----------       -----------
 Total current assets                       126,470           131,391

 Property and equipment, net                  3,274             3,234

 Goodwill                                     2,996             2,996
 Deferred income taxes                        1,926             1,356
 Other assets                                    87               114
                                        -----------       -----------
 Total assets                           $   134,753       $   139,091
                                        ===========       ===========

 Liabilities and stockholders' equity
 Current liabilities:
   Book overdraft                       $     4,933       $     3,854
   Trade accounts payable                    10,091            12,297
   Accrued and other current
    liabilities                              11,682            17,263
   Income taxes                               1,644                --
                                        -----------       -----------
 Total current liabilities                   28,350            33,414
                                        -----------       -----------

 Long-term obligations                       29,808            34,507

 Stockholders' equity:
   Common stock, $0.001 par value;
    100,000,000 shares authorized:
   20,988,952 shares issued:
    17,642,552 and 18,577,727
    outstanding at December 31, 2008
    and 2007, respectively                       21                21
   Additional paid-in capital                55,901            54,131
   Retained earnings                         75,540            57,846
   Less: Cost of treasury stock             (54,867)          (40,828)
                                        -----------       -----------
 Total stockholders' equity                  76,595            71,170
                                        -----------       -----------

 Total liabilities and stockholders'
  equity                                $   134,753       $   139,091
                                        ===========       ===========

                     Houston Wire & Cable Company

                   Consolidated Statements of Income

                    Three Months Ended               Year Ended
                        December 31,                December 31,
                 ------------------------    ------------------------
                    2008          2007          2008           2007
                 ----------    ----------    ----------    ----------

 Sales           $   75,260    $   89,195    $  360,939    $  359,115
 Cost of sales       59,083        67,495       275,224       266,276
                 ----------    ----------    ----------    ----------
 Gross profit        16,177        21,700        85,175        92,839

 Operating
  expenses:
   Salaries and
    commissions       5,750         6,386        24,080        23,861
   Other
    operating
    expenses          5,441         4,927        20,728        18,811
   Depreciation
    and
    amortization        131           128           523           459
                 ----------    ----------    ----------    ----------
 Total operating
  expenses           11,322        11,441        45,331        43,131
                 ----------    ----------    ----------    ----------

 Operating income     4,855        10,259        40,384        49,708
 Interest expense       362           527         1,825         1,188
                 ----------    ----------    ----------    ----------
 Income before
  income taxes        4,493         9,732        38,559        48,520
 Income taxes         1,813         3,519        14,822        18,295
                 ----------    ----------    ----------    ----------
 Net income      $    2,680    $    6,213    $   23,737    $   30,225
                 ==========    ==========    ==========    ==========

 Earnings per
  share:
   Basic         $     0.15    $     0.33    $     1.33    $     1.49
                 ==========    ==========    ==========    ==========
   Diluted       $     0.15    $     0.32    $     1.33    $     1.48
                 ==========    ==========    ==========    ==========

 Weighted average
  common shares
  outstanding:
   Basic         17,642,552    19,107,492    17,789,739    20,328,182
                 ==========    ==========    ==========    ==========
   Diluted       17,653,642    19,150,465    17,838,072    20,406,000
                 ==========    ==========    ==========    ==========

 Dividends
  declared per
  share          $    0.085    $    0.075    $     0.34    $     0.15
                 ==========    ==========    ==========    ==========

                     Houston Wire & Cable Company

                 Consolidated Statements of Cash Flows

                                           Year Ended December 31,
                                        -----------------------------
                                           2008              2007
                                        -----------       -----------
                                               (In thousands)
 Operating activities
 Net income                             $    23,737       $    30,225
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
   Depreciation and amortization                523               459
   Amortization of capitalized loan
    costs                                        80                66
   Amortization of unearned stock
    compensation                              2,134             1,826
   Provision for doubtful accounts              214              (238)
   Provision for returns and
    allowances                                   70               (37)
   Provision for inventory
    obsolescence                                 46                55
   (Gain) loss on disposals of
    property and equipment                        8               (15)
   Deferred income taxes                       (900)             (557)
   Changes in operating assets and
    liabilities:
     Accounts receivable                      7,120            (5,799)
     Inventories                             (4,206)          (13,025)
     Prepaid expenses                             3              (382)
     Other assets                               (53)              (45)
     Book overdraft                           1,079             2,589
     Trade accounts payable                  (2,206)            1,309
     Accrued and other current
      liabilities                            (4,861)            6,185
     Income taxes                             3,648            (2,524)
                                        -----------       -----------
 Net cash provided by operating
  activities                                 26,436            20,092

 Investing activities
   Expenditures for property, plant,
    and equipment                              (572)             (728)
   Proceeds from disposals of property
    and equipment                                 1                23
                                        -----------       -----------
 Net cash used in investing activities         (571)             (705)

 Financing activities
   Borrowings on revolver                   371,915           397,471
   Payments on revolver                    (376,614)         (375,023)
   Proceeds from exercise of stock
    options                                      58                97
   Payment of dividends                      (6,043)           (2,997)
   Excess tax benefit for options               264             1,235
   Purchase of treasury stock               (15,445)          (40,170)
                                        -----------       -----------
 Net cash used in financing activities      (25,865)          (19,387)
                                        -----------       -----------

 Net change in cash                              --                --
 Cash at beginning of year                       --                --
                                        -----------       -----------

 Cash at end of year                    $        --       $        --
                                        ===========       ===========

 Supplemental disclosures
   Cash paid during the year for
    interest                            $     1,920       $     1,119
                                        ===========       ===========

   Cash paid during the year for
    income taxes                        $    11,908       $    20,148
                                        ===========       ===========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713.609.2110
          Fax: 713.609.2168
          hnovosad@houwire.com